EXHIBIT 4.1


                                                 Frank A. Ciccotto, Jr.
                                                 55 Water Street, 45th Floor
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                October 15, 2010


Van Kampen Funds Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
Unit Investment Trust Dept.
2 Hanson Place
12th Floor
Brooklyn, New York 11217


        Re: Van Kampen Unit Trusts, Taxable Income Series 289 GNMA Income Portfolio, Series 9


Gentlemen:

     We have examined Registration Statement File No. 333-169412 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                       Senior Vice President and General Manager